UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2005

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.

On June 23, 2005, Placer Sierra Bancshares (the “Company”) received a notice of entry of judgment and satisfaction of judgment with respect to a litigation matter involving Bank of Orange County, a division of the Company’s wholly-owned subsidiary Placer Sierra Bank (the “Bank”). If the judgment is not appealed within 60 days, the Bank will receive approximately $1.6 million in pre-tax income during the third quarter.

The litigation matter, Bank of Orange County v. Azar, et al. is an action involving a number of Cerritos Valley Bank shareholders that exercised their statutory right pursuant to Chapter 13 of the California Corporations Code to dissent from the 2002 merger of Cerritos Valley Bank with and into Bank of Orange County. Rather than accept the merger consideration of $9.79 per share of common stock paid to Cerritos Valley Bank shareholders who did not dissent from the merger, the dissenting shareholders claimed that the fair market value of their shares of common stock was $25.76 per share. Prior to consummation of the merger, Bank of Orange County deposited the sum of approximately $3.8 million with the exchange agent for the merger, representing $9.79 per share multiplied by the number of shares held by dissenting shareholders.

In January 2004, Bank of Orange County and the dissenting shareholders entered into a settlement agreement, which provided that the fair market value of the shares would be determined by an appraisal process. Under the terms of the agreement, after each party’s appraiser could not agree on the fair market value of the shares, a third appraiser was selected by the other two other appraisers, to determine the fair market value of the Cerritos Valley Bank common stock. The third appraiser determined that the fair market value of the shares held by the dissenting shareholders was $5.95.

Based on the $5.95 valuation, the Bank paid the dissenting shareholders $2,217,564.20. That amount was calculated by multiplying $5.95 by the total number of dissenting shares of 393,826 and then deducting certain attorneys’ fees and costs incurred and paid by Bank of Orange County. Pursuant to the terms of the settlement agreement, these fees and costs are to be paid by the dissenting shareholders to Bank of Orange County as a deduction from the payment of the dissenting shares. On June 20, 2005 the Superior Court of the State of California in Orange County entered judgment stating that the amount the Bank paid the dissenting shareholders was paid in full satisfaction of the judgment amount and full satisfaction of all amounts owed by Bank of Orange County pursuant to Chapter 13 of the California Corporations Code and pursuant to the settlement agreement.

The defendants have 60 days to appeal the judgment. If the judgment is not appealed, then the Bank will receive funds held by the exchange agent of approximately $1.6 million.

If the judgment is appealed, Bank of Orange County intends to continue to vigorously defend against this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)

Date June 29, 2005

/s/ Ronald W. Bachli
Ronald W. Bachli Chairman and Chief Executive Officer